February 3, 1995


TO OUR SHAREHOLDERS


Now that our photography and sales activities for the fourth quarter and year ended January 29, 1995 are complete, we are in a position, prior to the completion of our year-end audit, to estimate our results with some accuracy.

For the quarter ended January 29, 1995, we expect to report per share earnings from continuing operations will be up approximately 72% to approximately $.43 a share compared to $.25 a share in the comparable quarter of the prior year. For the six months ended January 29, 1995, we believe earnings per share from continuing operations will increase by 70% to approximately $.56 versus $.33 in the prior year. The gains achieved in the second half made up for most of the first half shortfall of $.29 a share caused by the Digital conversion start-up expenses and the elimination of all traveling promotions. As a result, for the full year ended January 29, 1995, we estimate earnings per share from continuing operations will be approximately $.50 per share as compared to $.56 per share in the prior full year and net income will be approximately $.55 a share as compared to $.31 a share in 1993.

In our letter to you in the annual report, we characterized 1994 as a year of transition. Our objectives were to complete the installation of digital technology into all of our studios and to develop the marketing and service capabilities to bring home the benefits of digital to our customers. We had hoped to be well enough along in these programs to enter 1995 with significant momentum.

Those goals were largely achieved. We completed the digital installation by mid-year while at the same time opening 130 new permanent studios. We began a new, company-wide, customer service program in the third quarter. And during the peak Christmas season we introduced a uniquely different three-pose advertised special offer to our customers which emphasized the variety and benefits which our digital imaging technology provides. The capital investment required to achieve these goals, which over the past three years has exceeded $50 million, was funded principally from working capital, and we expect to end the year with no long-term debt and less than a million dollars of short-term debt.

The effect of these changes became evident in the second half of this year. The major increase in earnings estimated in the fourth quarter was achieved by increasing our average sales per customer by almost 50% in the quarter. Free to choose exactly the portraits they wanted, our customers in Kmart spent over $50 on average in both the third and fourth quarters. We believe this was the highest average in the children's portrait industry. Even more significant, the estimated fourth quarter earnings gain was achieved with approximately 13% lower sales. Part of the sales decline resulted from our abandonment of traveling, but a major portion was because of fewer customers in our permanent studios. This was by design. We decided to emphasize the enhanced quality of the overall portrait experience in our Digital Studios by offering more choice and service. We did not hire large numbers of temporary seasonal field personnel and were able to service our customers with experienced, full-time PCA employees. The results in the fourth quarter seem to validate this strategy.

We shall report to you more fully our results for the year and our goals for 1995 after our audit is complete. Because of the importance of the fourth quarter to our year and the significant changes which have occurred, we felt it appropriate to share preliminary results with you when they became apparent.

Joseph H. Reich                    John Grosso
Chairman                           President
of the Board                       Chief Executive Officer

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